EXHIBIT 99.1

TELESOURCE INTERNATIONAL, INC. CHANGES ITS NAME TO PERNIX GROUP, INC.

Lombard, Illinois – October 15, 2009 – Telesource International, Inc. an international company specializing in the construction and power generation markets announced today that it has changed its name to Pernix Group, Inc.

On July 31, 2009, the Board of Directors unanimously recommended to the company’s shareholders the change of name to Pernix Group Inc.  Stockholders representing 84.9% of the voting common stockholders then approved and authorized the name change.

The name change was effected pursuant to Section 228 of the General Corporation Law of the State of Delaware on October 14, 2009.

The original name of Telesource arose from the company’s early work in broadcasting and telecommunications.  Since then, the company has broadened its capabilities into the construction and energy markets and the company looks forward to expanding these businesses as well as entering new markets. The name change is in line with the Company’s new strategic direction and plans for growth and shareholder value enhancement.  “Our Board, entire management team and I are very excited about our new name and turning a new page in our company history”, said Nidal Zayed, CEO and President of Pernix Group. Mr. Zayed further stated, “the word Pernix is an old Latin word that means nimble, brisk, active, agile, persistent, forward looking, persevering and represents the vitality of the company. Pernix is starting on a new path and the name reflects the management team’s characteristics and the approach we will be taking as we expand our existing business and as we seek and enter new markets.”

The company’s stock will continue to trade under the symbol TSCI on the Pink Sheet market exchange until the name change process has been completed with the exchange.

Pernix Group Inc. is a global company with its international headquarters located in Lombard, Illinois.  The company is engaged in two primary business segments.  Construction services as a Design-Build General Contractor for the Federal, Government and Power markets. The company also builds, manages and invests in credit worthy and bankable Energy Projects as an Independent Power Producer.  We have full scale construction and management capabilities.  Pernix has subsidiaries in the Western Pacific islands of Tinian, Saipan and in the South Pacific island of Fiji.  In 2007 Pernix Group lead a joint venture that was awarded a multi million contract to build the new United States Embassy in Suva, Fiji. This project is expected to be successfully completed before the end of this year.  Additional information is available at www.telesource.org.

Certain of the statements made in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company's filings with the U.S. Securities and Exchange Commission.

For additional information contact:

Greg Grosvenor
Pernix Group, Inc.
Tel: (630) 620 4787
ggrosvenor@tscintl.com